                                                                  EXHIBIT 3.1(b)


                    RESTATED CERTIFICATE OF INCORPORATION OF

                           INTROGEN THERAPEUTICS, INC.

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     Introgen Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     A. The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State under the name "Intron Therapeutics, Inc. on June 17, 1993. The Corporation changed its name to "Introgen Therapeutics, Inc." on March 29, 1996.

     B. This Restated Certificate of Incorporation was duly adopted by the Corporation's directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law (the "DGCL").

     C. This Restated Certificate of Incorporation restates, integrates and amends the provisions of the Certificate of Incorporation of this Corporation, as heretofore amended.

     D. The text of the Certificate of Incorporation, as heretofore amended, is hereby amended and restated in its entirety to read as follows:

                                    ARTICLE I

     The name of this Corporation is Introgen Therapeutics, Inc.

                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

                                   ARTICLE IV

     The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the Corporation is authorized to issue is 55,000,000 shares. The number of shares of Common Stock authorized is 50,000,000. The number of shares of Preferred authorized is 5,000,000.

     The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

     The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

          (a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

          (b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

          (c) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

          (d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

          (e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

          (f) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

          (g) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

          (h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

          (i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this

Restated Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Restated Certificate of Incorporation.

                                   ARTICLE V

     The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

                                   ARTICLE VI

     The Corporation is to have perpetual existence.

                                  ARTICLE VII

     1. Limitation of Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     2. Indemnification. To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of this Corporation (and any other persons to which Delaware law permits this Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

     3. Amendments. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this
Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

                                  ARTICLE VIII

     In the event any shares of Preferred Stock shall be redeemed or converted pursuant to the terms hereof, the shares so converted or redeemed shall not revert to the status of authorized but unissued shares, but instead shall be canceled and shall not be re-issuable by the Corporation.

                                   ARTICLE IX

     Holders of stock of any class or series of the Corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders.

     1. Number of Directors. The number of directors which constitutes the whole Board of Directors of the Corporation shall be designated in the Corporation's Bylaws. The directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the annual meeting of stockholders held in 2000; the term of office of the second class (Class II) to expire at the annual meeting of stockholders held in 2001; the term of office of the third class (Class III) to expire at the annual meeting of stockholders held in 2002; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election.

     2. Election of Directors. Elections of directors need not be by written ballot unless the Corporation's Bylaws shall so provide.

                                   ARTICLE X

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Corporation's Bylaws.

                                   ARTICLE XI

     No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Corporation's Bylaws and no action shall be taken by the stockholders by written consent. The affirmative vote of at least two-thirds of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of
Article IX, Article X or Article XII of this Amended and Restated Certificate of Incorporation or Sections 2.3 (Special Meeting), 2.4 (Notice of Stockholders' Meeting), 2.5 (Advanced Notice of Stockholder Nominees and Stockholder Business), 2.10 (Voting), or 2.12 (Stockholder Action by Written Consent Without a Meeting), or 3.2 (Number of Directors) of the Corporation's Bylaws.

                                  ARTICLE XII

     Meetings of stockholders may be held within or without the State of Delaware, as the Corporation's Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Corporation's Bylaws.


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     IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its Chief Executive Officer and President on , 2000.

                                        Introgen Therapeutics, Inc.



                                        -------------------------------------
                                        David G. Nance
                                        Chief Executive Officer and President